Etsy Announces Leadership Transition:
Kruti Patel Goyal to become Chief Executive Officer,
Josh Silverman Transitions to Executive Chair, effective January 1, 2026

BROOKLYN, N.Y., October 29, 2025 – Etsy, Inc. (NYSE: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, today announced a leadership transition plan. Etsy’s current President and Chief Growth Officer, Kruti Patel Goyal, will become Chief Executive Officer and will join Etsy’s Board of Directors effective January 1, 2026. This appointment comes as Josh Silverman has decided to step down as CEO, effective December 31, 2025. To provide continuity through this transition, Silverman is expected to serve as Executive Chair through December 31, 2026. Fred Wilson, who has served as the Chair of Etsy's Board since 2017, will step down as Chairman, but will continue to serve on Etsy’s Board.

Josh Silverman said, “After over 8 years as Etsy’s CEO, I’ve decided that this is the right time for me to hand over the leadership baton to the next generation. It has been an honor to lead Etsy and help foster creativity and self-expression in a world increasingly shaped by automation. Kruti is fabulously talented, and is the right leader to guide the business forward. In addition to her tremendous success as CEO of Depop, over the past year Kruti has evolved and led Etsy’s strategic growth initiatives, which has led to improving top-line performance. She’ll bring deep experience, a strong understanding of our customers, and a clear, forward-looking vision for Etsy’s future as our next CEO. I remain confident in Etsy’s continued growth—not only because of our unique marketplace, but because of the talented people behind it.”

Fred Wilson commented, “We have full confidence in Kruti’s ability to lead Etsy into its next chapter, serve our sellers and buyers, and deliver value to our stakeholders. The Board has been actively engaged in rigorous succession planning, and today’s announcement reflects the exceptional contributions and leadership that Kruti has demonstrated during her tenure. I want to thank Josh for his visionary leadership over the past eight years. During that time, Etsy has grown in many dimensions — the number of shoppers has more than tripled, GMS has grown fourfold, revenue has grown nearly eightfold1, and Etsy’s share price has appreciated by more than seven times2— all while staying true to its mission of keeping commerce human.”

“I’m honored and excited to step into the CEO role at Etsy at such a pivotal time,” added Kruti Patel Goyal. “As customer needs continue to evolve, Etsy will too — but we’ll do it in a way that stays true to who we are, leaning into what makes us different: human connection, our sellers’ creativity, and a distinctly personal shopping experience. I believe that we have been on the right track this year in our efforts to return our core marketplace to GMS growth and deliver value to our community and our shareholders.”

About Kruti Patel Goyal

Kruti Patel Goyal is Etsy’s President and Chief Growth Officer, responsible for bringing together all customer touch points to deliver a more compelling and inspiring experience for Etsy's millions of buyers and sellers. She oversees Product, Engineering, Marketing, Customer Support, Trust and Safety, and Strategy and Operations.

Kruti was named CEO of Depop in September 2022. During her tenure, gross merchandise sales and buyer base nearly doubled as Depop focused on strengthening its core marketplace and differentiated value proposition in the growing secondhand market. Under her leadership, Depop became the fastest-growing online apparel resale marketplace in the United States and was named to TIME's list of the 100 Most Influential Companies 2024.

Prior to joining Depop, Kruti worked at Etsy for over 10 years, serving in leadership roles through multiple phases of Etsy’s growth. Her responsibilities included serving as Etsy's Chief Product Officer, overseeing Etsy's global Seller Services business, managing Corporate Development, leading the International Growth team and serving as the first head of Marketplace Integrity and Trust & Safety. Before joining Etsy, Kruti worked in strategy and business development at Viacom and at Product (RED). Kruti began her career in M&A at Morgan Stanley and at General Atlantic Partners in growth equity.

1 Based on consolidated results for Active Buyers, Gross Merchandise Sales (GMS), and Revenue for the full year 2016 compared to the full year 2024, respectively.
2 Based on share price as of May 3, 2017 compared to October 28, 2025.

About Etsy

Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. These marketplaces share a mission to "Keep Commerce Human," and we're committed to using the power of business and technology to strengthen communities and empower people. Our primary Etsy marketplace is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.

Etsy, Inc. also owns fashion resale marketplace Depop. Our marketplaces operate independently, while benefiting from shared expertise in product, marketing, technology, and customer support. Etsy was founded in 2005 and is headquartered in Brooklyn, New York.

Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.

Investor Relations Contact:

Deb Wasser, Vice President, Investor Relations

Sarah Marx, Senior Director, Investor Relations

ir@etsy.com

Media Relations Contact:

Kelly Clausen, Vice President, Communications & Community

Lauren Bayse, Senior Director, Corporate Communications

press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical facts, including statements relating to the timing of the leadership transition, future Board service, and Etsy’s efforts to return our core marketplace to GMS growth. In some cases, forward-looking statements can be identified by terms such as "expect," "intend," "may," "plan," "will," or similar expressions and derivative forms and/or the negatives of those words. Many factors could cause the actual results to differ materially from those expressed in these forward-looking statements. These and other risks and uncertainties are more fully described in Etsy’s filings with the Securities and Exchange Commission, including in the section titled “Risk Factors” in Etsy’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, and subsequent reports that Etsy files with the Securities and Exchange Commission. In light of these risks, you should not place undue reliance on such forward-looking statements.

Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.